                                                     EXHIBIT 12



            ASSOCIATES CORPORATION OF NORTH AMERICA

       COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                  (Dollar Amounts in Millions)

                                                 Nine Months Ended
                                                    September 30
                                                1997           1996
                                                ----           ----
 Fixed Charges <F1>

   Interest expense                           $1,862.9       $1,627.4

   Implicit interest in rent                      13.3           11.3
                                              --------       --------
     Total fixed charges                      $1,876.2       $1,638.7
                                              ========       ========
 Earnings <F2>

   Earnings before provision for income
    taxes                                     $1,061.1       $  959.5

   Fixed charges                               1,876.2        1,638.7
                                              --------       --------
     Earnings, as defined                     $2,937.3       $2,598.2
                                              ========       ========

 Ratio of Earnings to Fixed Charges               1.57           1.59
                                                  ====           ====

 <F1>    For purposes of such computation, the term "fixed charges" represents interest expense and a portion of rentals representative of an implicit interest factor for such rentals.

<F2>     For purposes of such computation, the term "earnings" represents earnings before provision for income taxes, plus fixed charges.

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